Exhibit 99.1

Clarivate Successfully Completes Divestiture
of MarkMonitor to Newfold Digital

London, U.K., November 1, 2022 – Clarivate Plc (NYSE:CLVT), a global leader in providing trusted information and insights to accelerate the pace of innovation today announced that it has successfully completed the divestiture of MarkMonitor™, an industry-leading enterprise-level provider of domain management solutions, to Newfold Digital (“Newfold”), a leading web and commerce technology provider backed by affiliates of Clearlake Capital Group, L.P. (“Clearlake”) and Siris Capital Group, LLC (“Siris”). Previously, Clarivate announced on September 12, 2022, its intent to divest MarkMonitor to Newfold.

Divesting MarkMonitor helps Clarivate focus on investing in its core intellectual property portfolio, including IP lifecycle management and IP intelligence. Clarivate expects to use the net cash proceeds it receives from the $302.5 million sale price, $10.6 million of which is expected to be received after completing deferred closings in certain foreign jurisdictions, to reduce its outstanding debt.

Evercore acted as financial advisor and Blank Rome LLP acted as legal advisor to Clarivate. Sidley Austin LLP acted as legal adviser and RBC Capital Markets and J.P. Morgan Securities LLC acted as financial advisors to Newfold, with BNP PARIBAS, Deutsche Bank, Mizuho and UBS Investment Bank also providing advice.

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About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the pace of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions in the areas of Academia & Government, Life Sciences & Healthcare, Professional Services and Consumer Goods, Manufacturing & Technology. We help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

About Newfold Digital
Newfold Digital is a leading web and commerce technology company serving nearly 7 million customers globally. Established in 2021 through the combination of leading web services providers Endurance Web Presence and Web.com Group, our portfolio of brands includes: Bluehost, CrazyDomains, HostGator, Network Solutions, Register.com, Web.com and many others. We help customers of all sizes build a digital presence that delivers results. With our extensive product offerings and personalized support, we take pride in collaborating with our customers to serve their online presence needs. Learn more about Newfold Digital at Newfold.com.

About Clearlake
Clearlake Capital Group, L.P. is an investment firm founded in 2006 operating integrated businesses across private equity, credit and other related strategies. With a sector-focused approach, the firm seeks to partner with management teams by providing patient, long-term capital to businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.® The firm’s core target sectors are technology, industrials, and consumer. Clearlake currently has over $70 billion of assets under management, and its senior investment principals have led or co-led over 400 investments. The firm is headquartered in Santa Monica, CA with affiliates in Dallas, TX, London, UK and Dublin. More information is available at www.clearlake.com and on Twitter @Clearlake.

About Siris
Siris is a leading private equity firm that invests primarily in mature technology and telecommunications companies with mission-critical products and services, facing industry changes or other significant transitions. Siris’ development of proprietary research to identify opportunities and its extensive collaboration with its Executive Partners and Advisors are integral to its approach. Siris’ Executive Partners and Advisors are experienced senior operating executives that actively participate in key aspects of the transaction lifecycle to help identify opportunities and drive strategic and operational value. Siris is based in New York and West Palm Beach, and has raised nearly $6 billion in cumulative capital commitments. www.siris.com.

Newfold contact details

Media Contact
Nicole Cassis, Vice President-Communications
Nicole.cassis@newfold.com

Clarivate contact details

Media Contact
Amy Bourke Waite, Snr Director, Corporate Communications
newsroom@clarivate.com

Investor Relations Contact
Mark Donohue, Head of Investor Relations
mark.donohue@clarivate.com